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                     February 15, 2023

       Douglas Tobler
       Chief Financial Officer
       Vista Gold Corp.
       7961 Shaffer Parkway, Suite 5
       Littleton, Colorado 80127

                                                        Re: Vista Gold Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-09025

       Dear Douglas Tobler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Doug Tobler